Exhibit 3.1

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            KINNARD INVESTMENTS, INC.


                                   ARTICLE 1.
                                      NAME

1.1.  Name.  The name of the corporation shall be Kinnard Investments, Inc.


                                   ARTICLE 2.
                                REGISTERED OFFICE

2.1. Registered Office. The location and post office address of the registered office of the corporation in this state shall be 920 Second Avenue South, Minneapolis, Hennepin County, Minnesota 55402.


                                   ARTICLE 3.
                                  CAPITAL STOCK

3.1. Authorized Shares. The aggregate number of shares the corporation has authority to issue shall be 25,000,000 shares, consisting of 7,500,000 shares of Common Stock, par value $.02, 1,000,000 shares of Preferred Stock and 16,500,000 undesignated shares. The Board of Directors of the corporation is authorized, by resolution adopted and filed in the manner provided by law, (i) to establish such series of Preferred Stock with such designation, rights and preferences as the Board shall determine and (ii) to establish from the undesignated shares one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional Common or Preferred Stock), and to fix the relative rights and preferences of each such class or series.


                                   ARTICLE 4.
                                  SHAREHOLDERS

4.1. Preemptive Rights. No holder of any stock of the corporation shall have any preemptive right to subscribe for or purchase his proportionate share of any stock of the corporation now or hereafter authorized or issued.

4.2. Voting Rights. At each meeting of the shareholders and with respect to any matter upon which the shareholders shall have a right to vote, each holder of record of shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock so held (except that if a class of non-voting or restricted-voting common stock is issued, holders of such shares shall not be entitled to vote except as allowed by law or by the corporation's designation of the rights of holders of such shares). No shareholder shall have the right to cumulate his votes for the election of directors and there shall be no cumulative voting for any purpose whatsoever.


                                   ARTICLE 5.
                                    DIRECTORS

5.1. Number.The management of the corporation shall be vested in a Board of Directors. The number of directors shall be fixed by the Bylaws and may be altered by amending the Bylaws but shall never be less than required by law.


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5.2.  Limitation of Director  Liability.  To the fullest extent permitted by the
Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.


                                   ARTICLE 6.
                                     BYLAWS

6.1. Bylaws. The Board of Directors is expressly authorized to make and alter Bylaws of this corporation, in the manner provided in the Bylaws, subject to the power of the shareholders to change or repeal such Bylaws and subject to any other limitations on such authority provided by the Minnesota Business Corporation Act.


                                   ARTICLE 7.
                                  MISCELLANEOUS

7.1. Ratification by Shareholders. Any contract, act or transaction of the corporation or of the directors may be ratified by a vote of a majority of the voting power of the shares present and entitled to vote or other minimum required by law, and such ratification shall, so far as permitted by law, be as valid and as binding as though ratified by every shareholder of the corporation.

7.2. Indemnification of Directors, Officers, Employees and Agents. Except as otherwise provided in the Bylaws, directors, officers, employees and agents of the corporation shall be indemnified to the maximum extent permitted by the Minnesota Business Corporation Act, as from time to time amended, for expenses and liabilities arising by reason of their position with, or by acts in such capacities on behalf of, the corporation or another corporation which they may serve at the request of the corporation.

7.3.  Inapplicability  of  Minnesota  Control  Share  Acquisition  Statute.
Section 302A.671 of the Minnesota Statues Annotated (entitled "Control Share Acquisitions") shall not apply to this corporation.